Exhibit 10.5

Certain identified information has been excluded from the exhibit because it is both not material and would be competitively harmful if publicly disclosed.

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement, dated as of May 21, 2025 (this “Agreement”), is entered into between Comstock Inc., a Nevada corporation (“Comstock”), and Bioleum Corporation, a Nevada corporation (“Bioleum”).

Recitals

WHEREAS, Bioleum, affiliates of Comstock and certain other parties have entered into that certain Assignment and Assumption Agreement, of even date herewith (the “Assignment”), pursuant to which affiliates of Comstock and certain other parties have agreed to assign to Bioleum, and Bioleum has agreed to acquire and assume from the assigning parties, certain specified assets, and liabilities, related to renewable fuels business to be owned and operated by Bioleum (the “Business”);

WHEREAS, in order to ensure an orderly transition of the Business to Bioleum and as a condition to consummating the transactions contemplated by the Assignment, Bioleum and Comstock have agreed to enter into this Agreement, pursuant to which Comstock will provide, or cause its Affiliates to provide, Bioleum with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Assignment.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Bioleum and Comstock hereby agree as follows:

ARTICLE I

SERVICES

Section 1.01         Provision of Services.

(a)    Comstock agrees to provide, or to cause its Affiliates to provide, the services (the “Services”) set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) to Bioleum for the respective periods and on the terms and conditions set forth in this Agreement and in the respective Service Exhibits.

(b)    Notwithstanding the contents of the Service Exhibits, Comstock agrees to respond in good faith to any reasonable request by Bioleum for access to any additional services that are necessary for the operation of the Business and which are not currently contemplated in the Service Exhibits, at a price to be agreed upon after good faith negotiations between the parties. Any such additional services so provided by Comstock shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on a Service Exhibit as of the date hereof.

(c)    The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Bioleum agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(d)    Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of Comstock under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that Bioleum may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Bioleum may terminate any Service, in whole and not in part, upon notification to Comstock in writing of any such determination.

Section 1.02         Standard of Service.

(a)    Comstock represents, warrants, and agrees that the Services shall be provided in good faith, in accordance with Law, and, except as specifically provided in the Service Exhibits, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. Subject to Section 1.03, Comstock agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b)    Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, Comstock makes no representations and warranties of any kind, implied or express, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Bioleum acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the parties and that all Services are provided by Comstock as an independent contractor.

Section 1.03          Third-Party Service Providers. It is understood and agreed that Comstock has been retaining, and will continue to retain, third-party service providers to provide some of the Services to Bioleum. In addition, Comstock shall have the right to hire other third- party subcontractors to provide all or part of any Service hereunder.

Section 1.04         Access to Premises.

(a)    In order to enable the provision of the Services by Comstock, Bioleum agrees that it shall provide to Comstock’s and its Affiliates’ employees and any third- party service providers or subcontractors who provide Services, at no cost to Comstock, access to the facilities, assets, and books and records of the Business, in all cases to the extent necessary for Comstock to fulfill its obligations under this Agreement.

(b)    Comstock agrees that all of its and its Affiliates’ employees and any third- party service providers and subcontractors, when on the property of Bioleum or when given access to any equipment, computer, software, network, or files owned or controlled by Bioleum, shall conform to the policies and procedures of Bioleum concerning health, safety, and security which are made known to Comstock in advance in writing.

ARTICLE II

COMPENSATION

Section 2.01          Responsibility for Wages and Fees. For such time as any employees of Comstock or any of its Affiliates are providing the Services to Bioleum under this Agreement,(a) such employees will remain employees of Comstock or such Affiliate, as applicable, and shall not be deemed to be employees of Bioleum for any purpose, and (b) Bioleum shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment and shall reimburse Comstock for any expenses incurred.

Section 2.02         Terms of Payment and Related Matters.

(a)    As consideration for provision of the Services, Bioleum shall pay Comstock the amount specified for each Service on such Service’s respective Service Exhibit. In addition to such amount, in the event that Comstock or any of its Affiliates incurs reasonable and documented out-of-pocket expenses in the provision of any Service, including, without limitation, license fees and payments to third-party service providers or subcontractors (such included expenses, collectively, “Out-of-Pocket Costs”), Bioleum shall reimburse Comstock for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.02(b).

(b)    As more fully provided in the Service Exhibits and subject to the terms and conditions therein:

(i)    Comstock shall provide Bioleum, in accordance with Section 6.01 of this Agreement, with monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as Bioleum may reasonably request with respect to Out-of-Pocket Costs, amounts payable under this Agreement; and

(ii) payments pursuant to this Agreement shall be made within thirty (30) days after the date of receipt of an Invoice by Bioleum from Comstock.

(c)    It is the intent of the parties that the compensation set forth in the respective Service Exhibits reasonably approximates the cost of providing the Services, including the cost of employee wages and compensation, without any intent to cause Comstock to receive profit or incur loss. If at any time Comstock believes that the payments contemplated by a specific Service Exhibit are materially insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder, or Bioleum believes that the payments contemplated by a specific Service Exhibit materially overcompensate Comstock for such Services, such party shall notify the other party as soon as possible, and the parties hereto will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods.

Section 2.03      Extension of Services. The parties agree that Comstock shall not be obligated to perform any Service after the applicable End Date. If Bioleum desires and Comstock agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine an amount that compensates Comstock for all of its costs for such performance, including the time of its employees and its Out-of-Pocket Costs. The Services so performed by Comstock after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.04     Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Comstock shall have no further obligation to provide the applicable terminated Services, and Bioleum shall have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services, other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Bioleum prior to such termination.

Section 2.05     Invoice Disputes. In the event of an Invoice dispute, Bioleum shall deliver a written statement to Comstock no later than ten (10) days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith. Comstock shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 2.06     No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to setoff any amounts owed (or to become due and owing) to the other party, whether under this Agreement, the Assignment or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

Section 2.07    Taxes. Bioleum shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Comstock.

ARTICLE III

TERMINATION

Section 3.01    Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety (i) on the date upon which Comstock shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(d) or Section 3.02 or (ii) in accordance with Section 3.03.

Section 3.02    Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non- Breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by Bioleum for a Service provided by Comstock in accordance with this Agreement and not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 3.02.

Section 3.03    Insolvency. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency, or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

Section 3.04    Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.04, Section 2.06, Section 2.07, ARTICLE IV, and ARTICLE VI, which shall survive any termination or expiration of this Agreement.

Section 3.05 Force Majeure. The obligations of Comstock under this Agreement with respect to any Service shall be suspended during the period and to the extent that Comstock is prevented or hindered from providing such Service, or Bioleum is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire, or explosion, (iii) war, invasion, riot, or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes, or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, (x) pandemics, or (xi) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Comstock shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Bioleum nor Comstock shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE IV

CONFIDENTIALITY

Section 4.01         Confidentiality.

(a)    During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01, and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons. Any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b)    Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c)    Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

ARTICLE V

LIMITATION ON LIABILITY

Section 5.01     Limitation on Liability. In no event shall Comstock have any liability under any provision of this Agreement for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation, or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort, or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability, or other fault. Bioleum acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Notices. All Invoices, notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Section 6.02     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04    Entire Agreement. This Agreement, including all Service Exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Assignment as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 6.06    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.07    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.08     Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by American Arbitration Association (“AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by AAAS. The arbitration shall take place in Reno, Nevada, in accordance with the AAA rules for Complex Commercial Disputes then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Nevada Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Reno, Nevada or any court of the State of Nevada having subject matter jurisdiction.

Section 6.09     Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.09.

Section 6.10     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIOLEUM CORPORATION

By	/s/ Kevin Kreisler
Name:	Kevin Kreisler
Title:	Chief Executive Officer

COMSTOCK INC.

By	/s/ Corrado De Gasperis
Name:	Corrado De Gasperis
Title:	Chief Executive Officer

Service Exhibit 1

Management Services

Description of Service:	Accounting, Reporting, Human Resources, and Other Reasonably Requested Administrative Support Services
End Date:	May 21, 2025, to May 19, 2026
Fee:	All amounts are paid at cost on a net 30-day basis from invoice.
Comstock Contact:	Judd Merrill, CFO
Bioleum Contact:	Kevin Kreisler, CEO